Exhibit 99.1

Forster Drilling Corporation
6371 Richmond, #275, Houston, Texas

January 25, 2007

Blaise Rhodes
Staff Accountant
United States Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE:   Forster Drilling Corporation
Amendment No.1 to Form 8-K
Filed January 18, 2007
File No. 000-29603

Dear Mr. Rhodes:

This letter is in response to the comments contained in the Staff’s letter to F.E. Forster III, dated January 24, 2007 (the “Comment Letter”) concerning the above-referenced current report (the “Current Report”). The responses below correspond to the numbered comments contained in the Comment Letter.

Form 8-K, Item 4.01

1.
Specifically state whether during any subsequent interim period through the date of resignation, declination or dismissal, (i.e., January 18, 2007) there were any disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the former accountant, would have caused it to make reference to the subject matter of the disagreements in connection with its reports.

We have made the requested change in the revised Form 8-K/A filed concurrently with this letter.

2.
Please obtain and file an updated Exhibit 16 letter from the former accountants stating whether the accountant agrees with your revised Item 304 disclosures, or the extent to which the accountant does not agree.

We have made the requested change in the revised Form 8-K/A filed concurrently with this letter.

In accordance with your letter dated January 24, 2007, Forster Drilling Corporation (the Company”) acknowledges that:

•	The Company is responsible for the adequacy and accuracy of the disclosure in this Revised Current Report;

•	Staff comments or changes in disclosure in response to staff comments do not foreclose the SEC from taking any action with respect to the filing; and

•	The Company may not assert staff comments as a defense in any proceeding initiated by the SEC or any person under the federal securities laws of the United States.

Thank you for your attention to this matter. We look forward to hearing from you. Direct questions or requests for clarification of matters addressed in this letter may be addressed to the undersigned or to Thomas Pritchard of Brewer & Pritchard, PC at (713)209-2950 or by fax at (713)659-5302.

Sincerely,

/s/ F.E. Forster III
Forster Drilling Corporation